Filed pursuant to Rule 433

Preliminary Prospectus dated June 9, 2009

Registration No. 333-157013

DOMINION RESOURCES, INC.

FINAL TERM SHEET

June 10, 2009

2009 Series A 8.375% Enhanced Junior Subordinated Notes

Issuer:	Dominion Resources, Inc. (DRI)

Principal Amount:	$625,000,000

Over-Allotment Option:	Underwriters’ option to purchase within three business days after the Settlement Date up to an additional $62,500,000 principal amount of the Junior Subordinated Notes in order to cover over-allotments, if any

Expected Ratings*:	Baa3(Stable)/BBB(Stable)/BBB(Stable) (Moody’s/S&P/Fitch)

Offering Description:	2009 Series A 8.375% Enhanced Junior Subordinated Notes (Junior Subordinated Notes)

Trade Date:	June 10, 2009

Settlement Date (T+5):	June 17, 2009

Maturity Date:	June 15, 2064, but the maturity date will be automatically extended, except for any portion of the principal amount of the Junior Subordinated Notes that shall have been earlier redeemed or with respect to which notice of redemption shall have been given to the holders of such Junior Subordinated Notes, for additional quarterly periods on each of March 15, June 15, September 15 and December 15, beginning on June 15, 2014 through and including March 15, 2019, without notice to, or the consent of, the holders of the Junior Subordinated Notes. Subject to certain conditions, the maturity date will be further automatically extended for additional quarterly periods beginning on June 15, 2019 through and including March 15, 2029, except for any portion of the principal amount of the Junior Subordinated Notes that shall have been earlier redeemed or with respect to which notice of redemption shall have been given to the holders of such Junior Subordinated Notes. The final maturity date will be no later than June 15, 2079

Make-Whole Call:

In whole or in part on one or more occasions before June 15, 2014, at an amount equal to the greater of (i) 100% of the principal amount of the Junior Subordinated Notes being redeemed or (ii) the sum of the present values of (a) the remaining scheduled payments of interest from the redemption date to June 15, 2014 (excluding interest accrued as of the redemption date) and (b) the principal amount of the Junior Subordinated Notes being redeemed assuming a scheduled payment of principal on June 15, 2014, discounted to the redemption date on a quarterly basis at the adjusted treasury rate plus 50 basis points, plus accrued and unpaid interest, through, but not including, the redemption date

Par Call:	In whole or in part on one or more occasions on or after June 15, 2014 at 100% of the principal amount, plus accrued and unpaid interest

Tax Event Call:	In whole, but not in part, before June 15, 2014 at 100% of the principal amount, plus accrued and unpaid interest, if certain changes in tax laws, regulations or interpretations occur

Rating Agency Event Call:

In whole or in part on one or more occasions before June 15, 2014, if a rating agency makes certain changes in the equity credit criteria for securities such as the Junior Subordinated Notes, at an amount equal to the greater of (i) 100% of the principal amount of the Junior Subordinated Notes being redeemed or (ii) the sum of the present values of (a) the remaining scheduled payments of interest from the redemption date to June 15, 2014 (excluding interest accrued as of the redemption date) and (b) the principal amount of the Junior Subordinated Notes being redeemed assuming a scheduled payment of principal on June 15, 2014, discounted to the redemption date on a quarterly basis at the adjusted treasury rate plus 50 basis points, plus accrued and unpaid interest through, but not including, the redemption date

Interest Payment Dates:	March 15, June 15, September 15, and December 15, subject to DRI’s right to defer interest on one or more occasions for up to 10 consecutive years

First Interest Payment Date:	September 15, 2009

Coupon:	8.375%

Listing:	DRI intends to apply to list the Junior Subordinated Notes on the New York Stock Exchange; trading is expected to commence within 30 days after the Junior Subordinated Notes are first issued

Price to Public:	$25.00 per Junior Subordinated Note plus accrued interest from June 17, 2009, if settlement occurs after that date

Underwriters’ Purchase Price:	$24.2125 per Junior Subordinated Note
$24.50 per Junior Subordinated Note (for sales to institutions)

CUSIP/ISIN:	25746U 604/US25746U6047

Book-Running Managers:	Banc of America Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Banc of America Securities LLC	1-800-294-1322 (toll free)
Citi	1-877-858-5407 (toll-free)
Morgan Stanley	1-866-718-1649 (toll-free)
UBS Securities LLC	1-877-827-6444 (ext. 561-3884) (toll-free)
Wachovia Securities	1-800-326-5897 (toll-free)

*Note: A securities rating is not a recommendation to buy, sell or hold securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.